Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Resideo Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share (1)	(1)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
Fees to be Paid	Equity	Preferred stock, par value $0.001 per share (1)	(1)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
Fees to be Paid	Other	Warrants (1)	(1)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
Fees to be Paid	Debt	Debt securities (1)	(1)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amount					(2)(3)		(1)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A
(1)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Resideo Technologies, Inc. is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. Resideo Technologies, Inc. will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)Includes such indeterminate number of shares of common stock, shares of preferred stock and warrants, and such indeterminate principal amount of debt securities as may be issued at indeterminable prices, plus such indeterminate number of shares of common stock or preferred stock as may be issued upon conversion or exchange of any preferred stock, warrants or debt securities registered hereunder that provide for conversion or exchange or upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issued with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exchange or exercise of other securities.
(3)The proposed maximum offering price per unit and maximum aggregate offering price will be determined from time to time by the registrant in connection with the issuance of securities registered hereunder.